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                                                                    Exhibit (10)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-4 (the "Registration Statement") of our report dated April 8, 2010, relating to the financial statements of Pruco Life Flexible Premium Variable Annuity Account, which appears in the December 31, 2009 Annual Report to the contract owners of Pruco Life Flexible Premium Variable Annuity Account. We also consent to the incorporation by reference in this Registration Statement of our report dated March 12, 2010, relating to the consolidated financial statements of Pruco Life Insurance Company and its Subsidiaries, which appears in Pruco Life Insurance Company's Annual Report on Form 10-K for the year ended December 31, 2009.


/s/PricewaterhouseCoopers LLP

New York, New York
December 16, 2010